Exhibit 10.22a

                                            PERSONAL & CONFIDENTIAL


RE: Option to purchase ______ Non-Qualified Stock Option shares of Ball Corporation Common Stock at $35.00 per share, being 100 percent of the fair market value on the effective date of September 23, 1998.

Dear _____:

It is my pleasure to inform you that the Human Resources Committee of the Board of Directors of Ball Corporation has granted you the referenced stock option as a "special" grant issued under the Ball Corporation 1997 Stock Incentive Plan (the "Plan"). These options become exercisable after stock trading prices have reached increasing "indexing" levels. This grant, with its indexing feature, signals to our investors the commitment of Ball Corporation and its management to shareholder value creation.

Except as enumerated below, this special stock option grant encompasses the same features as Ball's routine stock option grants, including a ten-year term.

Your special option, however, unlike routine options, becomes exercisable in full five years from the date of grant, except to the extent that all or a portion of the shares shall have become exercisable earlier. The options may become exercisable earlier than five years from the date of grant, as soon as, but not until, the following requirements regarding Ball's Common Stock trading prices are met:

     When the Ball stock price reaches an index price of $45 per share, 50 percent of your special option shares will become exercisable. When the Ball stock price reaches an index price of $52 per share, another 25 percent of your special option shares will become exercisable. When the Ball stock price reaches an index price of $60 per share, the remaining 25 percent of your special option shares will become exercisable. The index price will be achieved when the Corporation's stock has closed for ten consecutive trading days on the New York Stock Exchange Composite listing at or above $45, $52, or $60 per share, respectively. Once the appropriate index price requirements have been met, your option will be exercisable at $35.00 per share. During the first five years from the date of grant, you may not exercise any portion of your special option shares except for the portion for which an index price requirement has been met.

     In the event of a change in control of the Corporation (as defined in the Plan), any special stock options which remain outstanding at the time of such change in control shall become immediately exercisable in full without regard to the years that have elapsed from the date of grant and regardless of whether any indexing levels have been achieved.

     If your employment with Ball Corporation terminates for any reason, except as noted below, during the 39-month period from October 1, 1998, to December 31, 2001, the number of special option shares granted to you will be reduced ratably. The option shares for which the indexing level has been achieved plus the option shares remaining after your ratable reduction will be considered as earned by you. The ratable reduction shall be calculated only on those shares for which the indexing level has not been achieved. The basis of reduction will be the total number of shares for which the indexing level has not been achieved, multiplied by the total number of full months served during the above-referenced period divided by 39. If you are retirement eligible when your employment with the Corporation terminates, the shares earned as of the date of your retirement will continue to become exercisable, to the extent not already exercisable, according to the terms specified above, and your special option grant will remain active until the expiration date of September 23, 2008.

     If you are terminated during the 39-month period above for "Cause" or if your employment with the Corporation terminates for any reason (except death or disability) before you are retirement eligible, the shares not already exercisable as of your termination date are forfeited on the date of termination. In these events you may, but only within the 30-day period immediately following such termination of employment, exercise your special option shares to the extent you were entitled to exercise at the date of your termination.

     If you die or become disabled while still an active employee of the Corporation, the shares ratably earned as of the date of your death or disability will continue to become exercisable according to the terms specified above, and may be exercised during that period by the person or persons to whom your rights pass by will or by the applicable laws of descent and distribution.

     In no event may your special option shares be exercised after the expiration date of September 23, 2008.

When you exercise your option, you must pay the Corporation an amount equal to the exercise price of the option multiplied by the number of shares you wish to acquire. The exercise price of the option may be satisfied by a personal check or with shares of Ball Corporation Common Stock which you already own. You must also at that time pay the Corporation for any taxes it is obligated to withhold upon your exercise of the Non-Qualified option shares, either by personal check or through share retention.

The Plan and Prospectus set forth all terms and conditions which control this option, except for the unique features which are described in the points above. Please execute this option agreement by signing both copies of this letter. Return one copy to the Corporate Secretary's Department in the envelope provided. By doing so, you acknowledge receipt of your option and your agreement to abide by the terms and conditions of the Plan. Be sure to keep your copy of the special stock option agreement along with the enclosed Plan and Prospectus. Please refer to the Prospectus for a discussion of the tax consequences of exercising an option. You should consult your own tax advisor regarding your individual situation.

These special stock options  reflect our Board's  commitment to incentivize  the
Corporation's   senior  management  to  deliver   significant   returns  to  our
shareholders in the form of stock price appreciation.

Congratulations on your selection and for accepting the challenge represented by this special stock option award.

Sincerely,








ACKNOWLEDGED AND ACCEPTED:

Employee:
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Address:
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Date:
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